PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
To Prospectus Dated September 16, 1996,              Registration No. 333-08269
As Supplemented to Date


                                  $100,000,000

                                PHYMATRIX CORP.

              6-3/4% Convertible Subordinated Debentures due 2003
                                      and
               Shares of Common Stock, Par Value $.01 Per Share,
                        Issuable Upon Conversion Thereof


     This Prospectus Supplement (the "Supplement") relates to the resale by HBK Main Street Investments L.P. ("HBK Main Street") of up to $2,350,000 aggregate principal amount of 6-3/4% Convertible Subordinated Debentures due 2003 (the "Debentures") of PhyMatrix Corp., a Delaware corporation (the "Company"), originally issued in private placements consummated on June 26, 1996 (the "Debt Offering"), pursuant to PhyMatrix Corp.'s Registration Statement on Form S-1 (No. 333-08269) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated September 16, 1996, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

     Based on information provided to the Company, the aggregate principal amount of the Debentures that are currently beneficially owned by HBK Main Street is $2,350,000, of which $2,350,000 may be sold at this time pursuant to the Prospectus as supplemented hereby. Additional information concerning the Selling Securityholders (including HBK Main Street) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Debentures is $100,000,000.

     The closing price of the Company's Common Stock as reported on The Nasdaq National Market on November 25, 1996 was $14.875 per share.

     The Debentures will be subordinated to all existing and future Senior Indebtedness of the Company. At July 31, 1996, Senior Indebtedness was approximately $7.3 million. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.

     The Debentures are neither listed on a national securities exchange nor quoted on an automated quotation system. However, the Debentures are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Debentures sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

     The date of this Prospectus Supplement is November 26, 1996.